Chembio’s Dual Path Platform (DPP™) Patent Application Allowed
Platform for Next Generation Rapid Tests

New York, January 17, 2007- (OTCBB:CEMI) - Chembio Diagnostics, Inc. has received a Notice of Allowance from the United States Patent and Trademark Office for its Dual Path Immunoassay patent application publication #2006-0205059. The patent application describes Chembio’s innovative Dual Path Platform (DPP™) lateral flow rapid diagnostic test system. Chembio is developing its next generation infectious disease rapid tests using DPP™. Chembio also believes that its DPPTM diagnostic test system can be licensed to other manufacturers that seek enhanced rapid test performance or where licenses to other lateral flow technologies are not as cost-effective or even available.

By employing a separate membrane strip for sample migration and one for the other test reagents, the DPPTM diagnostic test system controls sample flow and immunological reaction more efficiently than conventional lateral flow tests. This feature improves sensitivity and specificity. The DPPTM diagnostic test system is therefore well suited for use with a wide variety of sample types including whole blood, serum, fecal material, urine, sputum and oral fluid. More even distribution of sample material to multiple test lines in the DPP™ test zone as compared with conventional lateral flow also enables the development of combination and/or confirmatory assays with improved results, which can be developed so as to observe coded results visually or with instrumentation. Products can also be developed using DPPTM diagnostic test systems in many areas beyond infectious diseases such as environmental testing, food testing, therapeutic monitoring and consumer diagnostics.

“Chembio has today achieved a significant milestone toward obtaining its first lateral flow patent in less than two years since our initial filing for this, a timeframe which I believe speaks to the innovation in this technology”, Chembio’s Chairman and President, Lawrence A. Siebert, said. Mr. Siebert continued, “I appreciate the commitment that our Vice President of Research & Development, Javan Esfandiari, has had in this project that is so central to our current and future product development activities.

In November 2006 Chembio announced a Cooperative Research & Development Agreement with the United States Centers for Disease Control for the development of a rapid “screen and confirm” combination test for syphilis that would employ the DPPTM diagnostic test system. Other applications for the DPPTM diagnostic test system, including an oral fluid HIV test, are under development and discussion with a growing number of parties. An animation showing the DPPTM oral fluid HIV diagnostic test system can be viewed at the company’s web site through the following link: http://www.chembio.com/newtechnologies.html.

The Notice of Allowance means Chembio is entitled to a patent under the law subject only to payment of a specified issue fee within three months of the notice of allowance. Chembio has also filed for patent protection for the DPPTM diagnostic test system in Brazil, Malaysia, and Thailand as well as through the Patent Cooperation Treaty which provides Chembio with the opportunity to file applications in more than 100 other foreign countries later this year.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK® HIV 1/2 and HIV 1/2 STAT-PAK™ rapid tests. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease, and has developed a patent-pending technology, the Dual Path Platform (DPP™), for its next generation HIV and other rapid tests. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact:
Matty Arce- 631-924-1135 ext 123.